Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-270350) on Form S-3 and (No. 333-259872) on Form S-8 of our reports dated February 29, 2024, with respect to the consolidated financial statements of Clearwater Analytics Holdings, Inc and the effectiveness of internal control over financial reporting. /s/ KPMG LLP Boise, Idaho February 29, 2024